SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange
                           Act of l934


 Date of Report (Date of earliest event reported) January 21, 1997


                    U.S. Robotics Corporation
     (Exact name of registrant as specified in its charter)


    Delaware                0-25630                 36-3994412
(State or other       (Commission File No.)        (IRS Employer
jurisdiction of                                    Identification
 incorporation)                                         No.)

        8100 North McCormick Boulevard
             Skokie, Illinois                            60076
(Address of principal executive offices)               (Zip Code)


                         (847) 982-5010
      (Registrant's Telephone Number, Including Area Code)

Item 5.   Other Events

   On January 21, 1997, the Registrant issued a press release announcing its results of operations for its first quarter, which ended December 29, 1996. The press release is attached as an exhibit.


Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(c)  Exhibits.

         99    Press Release dated January 21, 1997.

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              U.S. Robotics Corporation

Date: January 21, 1997        BY: /s/ Mark Remissong

                              Mark Remissong
                              Vice President and Chief Financial
                              Officer

Contact:  Karen J. Novak
          (Media Only)
          847-982-5244
          C. David Hall
          (Investor Relations)
          847-982-5162

  U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FIRST
            QUARTER; REVENUES UP 77%, EARNINGS UP 66%

       --First Quarter Revenues a Record $645.4 Million--
-First Quarter Earnings, a Record $69.0 Million ($.72 per Share)-            -

SKOKIE, Illinois -- January 21, 1997 -- U.S. Robotics Corporation (NASDAQ:USRX) today reported record revenues of $645.4 million and record net earnings of $69.0 million ($.72 per share on 96.3 million weighted averages shares outstanding) for its fiscal first quarter ended December 29, 1996.

Revenues for the first quarter of fiscal 1997 increased 77% over the $364.8 million recorded for the corresponding quarter of the previous year. Net earnings for the first quarter of fiscal 1997 increased 66% from the $41.6 million recorded for the first quarter of fiscal 1996. Net earnings per share for the quarter were $.72, based on 96.3 million weighted average shares outstanding, compared to $.45 on 92.9 million weighted average shares outstanding for the first quarter of the prior year.

The company attributed the growth in revenues to continuing strong demand for its products in all of the markets it serves worldwide, noting that increased unit sales of its PC-related products were the primary reason for the higher revenues and earnings. Unit sales of the company's PC-related products, which include desktop modems, PC card modems and the Pilot connected organizer, in the first quarter were up 80%, while average selling prices for these products were unchanged compared to the corresponding period in 1996.

Gross margins increased to 42.8 % in the current quarter compared to 41.8% for the corresponding period in 1996. This increase was due primarily to reductions in the manufactured cost of the

                                -more-

2-2-2-2-2-2-2
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FIRST
QUARTER; REVENUES UP 77%, EARNINGS UP 66%

company's products, partially offset by changes in the mix of products sold in each of the periods. Operating expenses were $165.0 million or 25.6% of sales in the quarter compared to $88.9 million or 24.3% of sales in the corresponding period of 1996. The increase was related primarily to increased selling and marketing costs.

The increased commitment of resources to sales activities relates to the company's entire business but is particularly critical to expanding international sales of its network systems products. Substantial marketing expenditures also were made in connection with the introduction of the company's new x2 technology (56Kbps). x2 is a key breakthrough in modem technology that enables Internet and other network downstream connections at speeds nearly twice as fast as those currently available over standard telephone lines.

Revenues for the first quarter of fiscal 1997 increased by $34.0 million, or 6% over the $611.4 million reported for the fourth quarter of fiscal 1996. Net earnings for the first quarter increased 411% to $69.0 million from the $13.5 million posted for the preceding quarter. Net earnings per share increased $.58 over the previous quarter's $.14 per share on 95.7 million weighted averages shares outstanding. Included in the fourth quarter results was an acquisition related non-recurring charge of $54.0 million. Excluding the non-recurring charge, net earnings for the fourth quarter of fiscal 1996 were $67.5 million or $.71 per share.

Revenues from sales of the company's desktop and PC card modem products increased slightly as a percentage of total revenues during the quarter. The change in the percentage of total revenues attributable to the sale of systems products was primarily due to lower shipments to a single large customer in the December quarter compared to the September quarter. Total international sales for the quarter were $193.5 million, or 30% of total sales, up from 25% for the fourth quarter of fiscal 1996.

Sales   of   modem  products  to  end  users  by  the   company's
distribution channel partners increased significantly during the first quarter, continuing an established trend. Shipments of Sportster products by

                             -more-

3-3-3-3-3-3
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND  EARNINGS  FOR  FIRST
QUARTER; REVENUES UP 77%, EARNINGS UP 66%

the company to its distributors were extremely strong during the last two weeks of December. This was due to the fulfillment of replenishment orders received from these customers at the close of the holiday selling season. At the end of the December quarter, Sportster inventory levels held by North American distribution channel customers, as measured in weeks of sales, were essentially unchanged from those at the end of the September quarter.

Gross margins increased 42.8% in the December quarter from 41.9% in the September quarter. The increase was primarily due to reduced costs to manufacture the company's products, partially offset by changes in product mix.

Total operating expenses for the first quarter were $165.0 million or 25.6% of net sales. As a percentage of net sales, these expenses increased slightly from 24.3% in the preceding quarter. The primary reasons were increased employee-related costs stemming from a 6% rise in the number of employees in sales, marketing and research and development during the quarter as well as increases in spending related to marketing and advertising programs due to the company's x2 launch. The company continued to make substantial investments in building its worldwide sales force, expanding it approximately 5% over and above the 20% increase in the September quarter.

Outlook

The following statements include forward-looking statements and actual results may differ materially.

Commenting on the quarter, U.S. Robotics President and Chief Operating Officer John McCartney said, "Demand continues to be strong for our expanding portfolio of information access products, including Total Control Enterprise Network Hubs, Sportster modems, Megahertz PC cards and Pilot connected organizers. In addition, the coming availability of our x2 56 Kbps technology is expected to have a widespread impact on Internet users by enabling them to have a more satisfying online experience."

Mr. McCartney added that the company expects demand for all of its product lines to continue to grow substantially during the remainder of the 1997
                             -more-

4-4-4-4-4-4-4-4
U.S.  ROBOTICS  REPORTS RECORD REVENUES AND  EARNINGS  FOR  FIRST
QUARTER; REVENUES UP 77%, EARNINGS UP 66%


fiscal year as world-wide requirements for highly integrated, cost-effective, end-to-end information access solutions increase.

Mr. McCartney stated that revenue growth in the second quarter of 1997 will depend to a large extent on the timing of its Internet and online service provider customers making available x2 (56Kbps) service and the resultant consumer and corporate demand for x2 enabled products. While gross margin increased 0.9% during the December quarter, he reiterated that the company expects gross margins for 1997 to remain consistent with the approximately 41%-42% achieved during recent quarters.

The company's ability to achieve its revenue and profitability objectives in fiscal 1997 will depend on many factors beyond the company's control. These include the timing and market acceptance of x2 and other new products and features announced and introduced by the company and its competitors, and the extent to which the company is successful in implementing its ongoing strategy of continuously improving the performance/cost characteristics of its products through improved designs and manufacturing efficiencies. Other factors include rapid changes in technologies and standards relating to information access and telecommunications.

The foregoing forward-looking statements involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are those listed in the company's most recent report on Form 10-K and included from time to time in other documents filed by the company with the Securities and Exchange Commission.

U.S. Robotics is one of the world's leading suppliers of products and systems that provide access to information. The company designs, manufactures, markets and supports remote access servers, enterprise communications systems, desktop/mobile client products and modems and telephony products that connect computers and other equipment over analog, digital and switched cellular networks, enabling users to gain access to, manage and share data, fax and voice information. Its customers include Internet service providers, regional Bell operating companies, inter-exchange carriers and a wide range of other large and small businesses, institutions and individuals.

                          #############
Tables follow.

U.S. Robotics Corporation and Subsidiaries
Consolidated Statement of Earnings
(Dollars in thousands, except earnings per share data)
(UNAUDITED)


                               Quarter            Quarter
                                Ended              Ended
                              12/29/96    %       12/31/95    %
                              ---------------  -----------------
Net sales                     $645,412  100.0     $364,812  100.0
Cost of goods sold             369,414   57.2      212,196   58.2
                              --------  -----     --------  -----
Gross profit                   275,998   42.8      152,616   41.8

Operating expenses
  Selling & marketing          100,750   15.6       47,790   13.1
  General & administrative      30,018    4.7       17,625    4.8
  Research & development        34,230    5.3       23,453    6.4
                              --------  -----     --------  -----
  Total operating expenses     164,998   25.6       88,868   24.3

Operating profit               111,000   17.2       63,748   17.5

Interest income                    192    0.0        3,271    0.9

Interest expense                 1,779    0.3        1,220    0.3

Other income (expense)             331    0.1         (218)  (0.1)
                              --------  -----      --------  -----

Earnings before income taxes   109,744   17.0       65,581   18.0

Income tax expense              40,715    6.3       23,936    6.6
                              --------  -----     --------  -----

Net earnings                  $ 69,029   10.7     $ 41,645   11.4
                              ========            ========

Net earnings per share        $    .72            $    .45 (A)
                              ========            ========


(A) Adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend paid on May 10, 1996.

U.S. Robotics Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(UNAUDITED)

                                     December 29,   September 29,
                                         1996            1996
                                     ------------   -------------

                              ASSETS

CURRENT ASSETS
  Cash and cash equivalents           $   18,726      $   16,814
  Accounts receivable - net              631,185         490,040
  Inventories                            152,164         185,855
  Deferred income taxes                   43,077          45,493
Prepaid expenses and other current
  assets                                  12,018          12,407
                                      ----------      ----------
     Total current assets                857,170         750,609

PROPERTY, PLANT & EQUIPMENT- NET         311,674         276,591

OTHER ASSETS                              47,505          40,083
                                      ----------      ----------
                                      $1,216,349      $1,067,283
                                      ==========      ==========

             LIABILITIES  AND  STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES
Current maturities of long-term
  obligations                         $    12,303       $  12,174
  Short-term obligations                   50,000          32,500
  Accounts payable                        149,170         130,959
  Accrued liabilities                     143,336         138,747
  Income taxes payable                     32,664          19,324
                                       ----------       ---------
     Total current liabilities            387,473         333,704

LONG-TERM OBLIGATIONS                      54,922          54,044

DEFERRED INCOME TAXES                       8,641           7,665

STOCKHOLDERS' EQUITY
  Common stock                                889             882
  Additional contributed capital          381,639         356,265
  Retained earnings                       381,521         312,492
                                       ----------      ----------
                                          764,049         669,639
Cumulative translation adjustment
  and other                                 1,264           2,231
                                       ----------      ----------
       Total stockholders' equity         765,313         671,870
                                       ----------      ----------
                                       $1,216,349      $1,067,283
                                       ==========      ==========